EXHIBIT 99.02



          CONTACT:       Tim Carroll
                         The Hillhaven Corporation
                         Vice President, Investor Relations
                         (206) 756-4806

          For Immediate Release

                     HILLHAVEN TO ACQUIRE NATIONWIDE CARE, INC.
                            FOR APPROXIMATELY $120 MILLION

                Tacoma, Washington (February 28, 1995) -- The Hillhaven
          Corporation   (NYSE:HIL), one of the nation's largest diversified
          health care providers, announced today that it has entered into a definitive agreement to acquire Nationwide Care, Inc. and certain related entities for approximately $120 million in common stock. Nationwide Care, based in Indianapolis, Indiana, is a closely held provider of long term and subacute care centers in Indiana, Ohio and Florida.

                The merger consideration consists of the issuance of five
          million new   shares of Hillhaven common stock, subject to a
          potential adjustment of up to 500,000 additional shares, if Hillhaven's average share price prior to closing is below $24.00. The transaction is subject to customary conditions, including the receipt of applicable government and third party consents.

             Hillhaven expects the acquisition to be at least $.05 accretive to earnings per share in the first year, exclusive of the effect of one-time transaction costs. The transaction will be structured as a pooling of interests and is expected to close in June, 1995.

             "This acquisition marks another important step in Hillhaven's
          aggressive   growth strategy since we completed our
          recapitalization," commented   Bruce L. Busby, Hillhaven's
          Chairman and Chief Executive Officer.  "We are   delivering on
          our promise to increase our growth rates by pursuing strategic acquisitions in targeted markets that add both short and
          long-term value to   the company and our shareholders."

             With annual revenues of approximately $130 million,
          Nationwide Care is a   quality operator of long term and subacute
          care centers in Indiana, Ohio and   Florida.  Its operations
          include 24 nursing centers with a total of 3,354   beds, two
          retirement centers with a total of 240 units, two assisted living centers with a total of 162 units and 40 additional assisted
          living units   located within one of the retirement centers.
          Additionally, ten of the   nursing centers have specialty care
          Alzheimer's units, and  Nationwide's   home health care service,
          Med One, has five outlets that service over   60,000 visits
          annually.

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             Nationwide is a leading provider of nursing care services in
          the Indianapolis   metropolitan area and the combined company
          will be the second largest   operator of nursing centers in
          Indiana.  Nationwide's nursing centers   provide quality care for
          the elderly and subacute medical and rehabilitation   care for
          individuals of all ages.

             "For the past year, we have been actively pursuing nursing
          and subacute   care acquisitions that meet our value-added
          criteria and which complement   our existing geographic
          concentration of facilities," Mr. Busby said.    "Nationwide
          meets these criteria; and we are looking forward to joining forces with one of the premier providers in our industry. "

             Mr. Busby continued, "This acquisition will be an important
          platform for our   future growth.  We can leverage our higher
          margin subacute care services   by extending them across a larger
          group of centers, allowing us to   significantly enhance the
          combined company's operating performance.  The   addition of
          Nationwide's 24 facilities will complement Hillhaven's 287 nursing centers which include nine centers in Indiana, eleven in
          Ohio and   fifteen in Florida.  This combination will increase
          our presence in these   markets and allow us to better provide a
          broad array of low-cost, high-   quality skilled nursing and
          subacute care services to enhance our   competitive position in
          the rapidly evolving health care industry."

             Thomas E. Phillippe, Sr., Chairman of the Board of
          Nationwide, said, "We   are delighted to become part of a growing
          company which holds the same   commitment to quality patient care
          as we do.  Both Nationwide and   Hillhaven believe that
          healthcare services should be tailored to the needs of   each
          local market.  The combined company will benefit on a going
          forward   basis from increasing its geographic presence while
          maintaining a local,   customer-oriented focus."

             Nationwide Care, Inc., based in Indianapolis, Indiana, is a
          quality provider of   long term and subacute care services, with
          nursing centers, retirement and   assisted care centers in
          Indiana, Ohio and Florida.

             The Hillhaven Corporation is one of the nation's largest
          diversified health   care providers, operating 363 nursing
          centers, retirement housing   communities and pharmacy outlets in
          36 states.  Hillhaven offers an   extensive array of health care
          services including subacute care, inpatient   and outpatient
          rehabilitation, orthopedic and stroke recovery programs, post-operative care, long term care, specialized care for
          Alzheimer's   disease, pharmacy services and retirement and
          assisted living services.

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